Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 12, 2009 (except for the retrospective adoption of new accounting guidance related to noncontrolling interests described in Note B, as to which the date is March 11, 2010), with respect to the consolidated financial statements and schedule, included in the Annual Report of TomoTherapy Incorporated and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of TomoTherapy Incorporated on Form S-8 (File No. 333-144318, effective July 3, 2007, File No. 333-142829, effective May 10, 2007, and File No. 333-160616, effective July 16, 2009).
/s/ GRANT THORNTON LLP
Madison, Wisconsin
March 11, 2010